Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 29, 2009	302-857-3292

Dover Motorsports, Inc. to Suspend Cash Dividend

Dover Motorsports, Inc. (NYSE: DVD) announced that its Board of Directors voted today to suspend the declaration of regular quarterly cash dividends on all classes of its common stock. The Board believes that this action is prudent given current economic conditions. The Company anticipates that this suspension will continue through the end of 2009 and it will consider the resumption of a regular dividend in 2010 taking into consideration its financial performance and condition, its capital requirements, and general economic and industry conditions at such time.

The Company expects to release its results for the second quarter tomorrow.

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate four tracks in three states, and present more than 400 motorsports events each year. This includes 14 major, national events which include races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., Memphis Motorsports Park in Memphis, Tenn., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.